PROMISSORY NOTE

$100,000                                                    As of April 15, 2003
                                                      Wilmington, North Carolina


     For Value Received GPEH Corp., a Delaware corporation and its successor corporate entities (the "Maker"), hereby promises to pay to Wayne Coverdale or permitted assigns as defined herein (the "Payee") at 3212 Wickford Dr. Wilmington. North Carolina 28409, or such other location as the Payee may in writing designate, the principal sum of One Hundred Thousand Dollars ($100,000).

     The Maker hereby promises to pay the principal sum plus interest at the rate of sixteen percent (12%) per annum in equal monthly installments of principal and interest over a period of two (2) years with the first payment due February 20, 2004, or as otherwise mutually agreed in writing by the Maker and Payee hereof.

     Upon the occurrence and continuation of default in the payment of any amount when due, the Payee may declare the principal hereof and accrued interest thereon to be forthwith due and payable upon demand.

     The Maker may prepay at any time without penalty all or any part of the principal amount outstanding. Any prepayment shall first be applied to accrued interest and then to principal.

     This Note may not be transferred or assigned by Payee, except to permitted assigns, defined herein as limited liability companies or other business entities that, at the time of transfer or assignment, are directly or indirectly wholly-owned by or related business entities to Payee.

     The Maker hereof hereby waive presentment, demand, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

     This Note shall constitute a secured obligation of the Maker and shall rank equal in right of payment with other notes issued by the Maker on April 15, 2003 but shall be subordinated to any debenture or other form of debit instrument issued to raise money for the payment due on the Purchase of the Kenansville plant.

     This Note is governed by and is to be construed under the internal laws of the State of North Carolina, and the Payee or any assignee of Payee shall have

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the right to  commence  any action or  proceeding  to  enforce  this Note in the courts of general jurisdiction of the State of North Carolina or in the United States District Court for the District of North Carolina. The Maker agrees to and hereby does submit to the jurisdiction of any court so selected.

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     This Note is governed by and is to be construed  under the internal laws of the State of North Carolina, and the Payee or any assignee of the Payee shall have the right to commence any action or proceeding to enforce this Note in the North Carolina courts of general jurisdiction of the State of North Carolina or the North Carolina Federal District Court. The Maker agrees to and hereby submits to the jurisdiction of any court so selected.

     This agreement supercedes any other agreement between the Parties and their affiliated companies.

     In Witness Whereof, Maker has executed, delivered and sealed this Note as of the date set forth above.

                                                     MAKER:

                                                     GPEH CORP.



                                                     By: /s/ Moez Nagji
                                                        ------------------------
                                                        Moez Nagji
                                                        CFO


ACCEPTED:
---------


By: /s/ Wayne Coverdale
   ----------------------
   Wayne Coverdale
   Managing Member